Exhibit 99.1

ACHILLION REPORTS SECOND QUARTER 2008 FINANCIAL RESULTS

Conference Call today at 4:30PM ET

NEW HAVEN, Conn., Aug 12, 2008 — Achillion Pharmaceuticals, Inc. (Nasdaq: ACHN), a leader in the discovery and development of small molecule drugs to combat the most challenging infectious diseases, today reported financial results for the quarter and six months ended June 30, 2008.

For the six months ended June 30, 2008, the Company’s net loss was $12.8 million, compared to a net loss of $15.3 million for the six months ended June 30, 2007. For the second quarter of 2008, the Company reported a net loss of $6.8 million, compared to a net loss of $7.7 million in the second quarter of 2007. Cash, cash equivalents and marketable securities at June 30, 2008 were $22.0 million.

“I’m quite pleased to report broad progress across Achillion’s diverse portfolio of anti-infective candidates in the second quarter of 2008, especially in our rapidly maturing HCV programs,” said Michael Kishbauch, President and CEO of Achillion. “Based on its promising pre-clinical profile, we nominated ACH-1625 as the first candidate from our internal HCV protease inhibitor program for clinical evaluation. ACH-1625 operates via a different, but potentially synergistic, mechanism from our NS4A antagonist candidate, ACH-1095, also now known as GS-9525, which we are developing in collaboration with Gilead Sciences.”

Kishbauch continued, “We also continue to make progress in our HIV and antibacterial programs, notably reporting the 48-week treatment segment in our longest running elvucitabine trial, as well as performing a full review of data from ACH-702 wherein we discovered a potentially more comprehensive profile for this potent compound which we plan to discuss with the Food and Drug Administration at a session scheduled for September 2008. Achillion has a depth of experience across multiple indications in the anti-infective area and, with the completion of our recent financing, we believe we have both the expertise and resources to successfully advance this portfolio.”

Six month results

For the six months ended June 30, 2008, the Company reported a net loss of $12.8 million, compared to a net loss of $15.3 million in the same period in 2007. Total revenues were $1.0 million for the six months ended June 30, 2008, compared to $2.7 million for the six months ended June 30, 2007. Revenues consisted of amounts earned under a collaboration agreement with Gilead Sciences to develop compounds for use in treating chronic hepatitis C. The decrease in revenues from 2007 to 2008 was the result of fewer full-time equivalent hours incurred in the program as Gilead begins to take on more program responsibilities.

For the six months ended June 30, 2008, research and development expenses totaled $10.5 million, compared to $16.1 million during the same period in 2007. The decline in research and development expenses is related to the stage of the Company’s phase II clinical trials for elvucitabine which are now substantially completed but were on-going during the first half of 2007, as well as pre-clinical testing of ACH-702 which is also now completed. General and administrative expenses were $3.3 million for the six months ended June 30, 2008, equivalent to $3.3 million in the same period in 2007.

Non-cash stock compensation expense totaled $1.1 million for the six months ended June 30, 2008, and is included in both research and development and general and administrative expenses.

Second quarter results

The Company reported a net loss of $6.8 million for the three months ended June 30, 2008, compared to a net loss attributable to common stockholders of $7.7 million for the three months ended June 30, 2007. Total revenues were $0.4 million for the second quarter of 2008, compared to $1.2 million for the second quarter of 2007. Total revenues decreased primarily as a result of fewer full-time equivalent hours incurred under the Company’s collaboration with Gilead Sciences.

Research and development expenses were $5.5 million in the second quarter of 2008, compared to $7.7 million for the same period of 2007. Research and development expenses decreased primarily as the result of clinical studies of elvucitabine which were on-going during the second quarter of 2007 but which are now nearing completion.

For the three months ended June 30, 2008, general and administrative expenses totaled $1.6 million, compared to $1.7 for the same period in 2007.

Cash and cash equivalents and marketable securities at June 30, 2008 were $22.0 million. This amount does not include any amounts associated with the private placement financing announced by the Company on August 6, 2008. The first closing of this financing was held on August 12, 2008.

Conference Call

The Company will host a conference call to discuss these results at 4:30 PM ET on August 12, 2008. The call may be joined via telephone by dialing (877) 627-6555 or (719) 325-4942 (for international participants) at least 5 minutes prior to the start of the call and using the conference confirmation code 9701454. An audio replay will be available through August 15, 2008 by dialing (888) 203-1112 or (719) 457-0820 (international) and using the conference confirmation code 9701454.

A live audio webcast of the call will also be available on the “Investor Relations” section of the company’s website, www.achillion.com. An archived audio webcast will be available on the Achillion website approximately two hours after the event and will be archived for three months.

About Achillion

Achillion is an innovative pharmaceutical company dedicated to bringing important new treatments to patients with infectious disease. The company’s proven discovery and development teams have advanced multiple product candidates with novel mechanisms of action. Achillion is focused on solutions for the most challenging problems in infectious disease—HIV, hepatitis and resistant bacterial infections. For more information on Achillion Pharmaceuticals, please visit the company’s web site at www.achillion.com or call Achillion at 1-203-624-7000.

ACHN-G

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other factors, including statements with respect to the timing, completion and success of Achillion’s preclinical studies and clinical trials of Achillion’s drug candidates. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: unexpected regulatory actions or delays; uncertainties relating to results of clinical trials, including additional data relating to ongoing clinical trials; Achillion’s ability to obtain additional funding required to conduct its research, development and commercialization activities; Achillion’s ability to enter into successful collaboration arrangements; Achillion’s ability to obtain shareholder approval for its private placement financing, and Achillion’s dependence on its collaboration with Gilead Sciences. These and other risks are described in the reports filed by Achillion with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007.

Contact: Mary Kay Fenton Achillion Pharmaceuticals, Inc. Tel. (203) 624-7000 mfenton@achillion.com	Media: Kari Watson MacDougall Biomedical Communications, Inc. Tel. (781) 235-3060 kwatson@macbiocom.com

- Financial results follow -

ACHILLION PHARMACEUTICALS INC. (ACHN)

Statements of Operations

(Unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenue	$398	$1,195	$1,025	$2,745

Operating expenses:
Research and development	5,483	7,719	10,481	16,085
General and administrative	1,608	1,723	3,296	3,271

Total operating expenses	7,091	9,442	13,777	19,356

Loss from operations	(6,693)	(8,247)	(12,752)	(16,611)

Other income (expense):
Interest income	162	666	453	1,424
Interest expense	(308)	(242)	(559)	(506)

Net loss before tax benefits	(6,839)	(7,823)	(12,858)	(15,693)
Tax benefit	50	170	72	371

Net loss	$(6,789)	$(7,653)	$(12,786)	$(15,322)

Net loss per share—basic and diluted	$(0.43)	$(0.49)	$(0.82)	$(0.99)

Weighted average shares outstanding—basic and diluted	15,646	15,556	15,642	15,548

Balance Sheets
(Unaudited, in thousands)
	June 30, 2008	December 31, 2007
Cash and cash equivalents and marketable securities	$21,982	$31,109
Working capital	8,134	20,224
Total assets	25,326	35,632
Long-term liabilities	538	1,402
Total liabilities	15,321	14,094
Total stockholders’ equity	10,005	21,538